EXHIBIT 11


              CACI INTERNATIONAL INC AND SUBSIDIARIES
                COMPUTATION OF EARNINGS PER COMMON
                   AND COMMON EQUIVALENT SHARE


                                     Year Ended June 30
                          --------------------------------------
                              1994          1993         1992
                          -----------   -----------  -----------
Net Income before
 extraordinary item       $ 6,336,000   $ 2,980,000  $ 4,210,000

Extraordinary item           (300,000)            0            0
                           ----------    ----------   ----------
Net income                $ 6,036,000   $ 2,980,000  $ 4,210,000
                           ==========    ==========   ==========

Average shares
 outstanding
 during the period         10,098,000    10,004,000   10,242,000

Dilutive effect of
 stock options after
 application of
 treasury stock
 method                       517,000       357,000        2,000
                            ----------   ----------   ----------

Average number of shares
 and equivalent shares
 outstanding during
 the period                10,615,000    10,361,000   10,604,000
                           ----------    ----------   ----------

Earnings per common
 and common equivalent
 share

  Before extraordinary
   item                      $   0.60      $   0.29     $   0.40

  Extraordinary item         $  (0.03)     $   0.00     $   0.00

  Net income                 $  0 .57      $   0.29     $   0.40
                              =======       =======      =======
